Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Peter D. Morrison, Vice President of
Communications
(276) 629-6387 – Media
For Immediate Release

Bassett Furniture News Release

Bassett Announces Participation in the Sidoti Microcap Conference on Wednesday, August 18, 2021 and Discusses July 2021 Orders and Shipments

(Bassett, Va.) – August 17, 2021– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that it will participate in the Sidoti Microcap Conference taking place virtually on Wednesday, August 18th with a presentation scheduled for 1:00 pm and one-on-one meetings for the entire day.

Bassett Furniture Industries, Inc. also announced that wholesale orders for the fiscal month of July 2021 increased by 2% over July 2020 and 29% over July 2019 and that wholesale shipments increased 11% over July 2020 and declined 1% as compared to July 2019.

“We are pleased that the pace of business remains strong as evidenced by our increase in orders for July as compared to 2020 and 2019,” commented Rob Spilman, Chairman and CEO. “As I discussed in the Q2 earnings release issued on July 1, 2021, the strong business conditions seen over the past 14 months have overwhelmed our industry’s trucking segment resulting in shipping delays of manufactured and imported goods. Exacerbating this is our difficulty in hiring and retaining warehouse workers, which is also causing increased labor costs that are cutting into Zenith’s operating margins. All of this culminated with our plants recently running at reduced capacity to provide Zenith some breathing room to reduce shipping gridlock. Coupling this with other supply chain issues such as the availability of certain fabrics, our shipments continue to lag behind the pace of incoming orders. Consequently, our wholesale backlog has increased 9.8% since the end of the second quarter. We have also continued to receive additional cost increases from several of our vendors which will negatively impact our wholesale margins for the third quarter and will likely result in our fourth price increase for our customers during the current fiscal year. Further complicating our operations is the recent resurgence of COVID-19 in Asia, primarily in Vietnam where we source a significant amount of our bedroom and formal dining room furniture and certain component parts for our manufacturing operations. Our Vietnamese partners were recently forced to cease operations and are currently not expecting to commence manufacturing again until mid-September. With all of that said, our cancellation rate has not risen significantly. We are working diligently to increase our shipping rates so that we can unlock the profit that is hidden in our massive backlog.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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